Exhibit 99.2

PhaseRx Announces Positive Safety Results from Large Animal Study with Hybrid mRNA Delivery Technology

SEATTLE, November 8, 2016 - PhaseRx, Inc. (NASDAQ: PZRX), a biopharmaceutical company developing treatments for life-threatening inherited liver diseases in children, today announced positive results from the company’s single escalating dose response study in non-human primates. The administration of mRNA delivered using the company’s proprietary Hybrid mRNA TechnologyTM platform in a large animal model was safe and well tolerated at all dose levels tested – an important step prior to advancing its lead mRNA drug candidate towards clinical development. The company has previously shown therapeutic effect in its lead program, PRX-OTC, in the preclinical model of Ornithine Transarbamylase Deficiency (“OTCD”), including both lowering of blood ammonia and rescue of 100% of treated mice.

In the non-human primate study, human Erythropoietin (“hEPO”) mRNA dosed at 0.1, 0.3 and 1.0 mg/kg delivered with the Hybrid mRNA TechnologyTM platform demonstrated dose-dependent increases in levels of hEPO protein with a very favorable safety profile. Elevations of hEPO protein levels at three orders of magnitude above normal physiological levels were achieved. In addition, a commensurate increase was also seen in reticulocyte count, a cell type expressed in response to hEPO which was robust and seen in all dose groups. The formulation was extremely well tolerated in non-human primates with no statistically significant dose-related changes in liver enzymes or cytokines, including IL-6, TNF-a, IFN-g, IL-12, or IP-10.

“We have now demonstrated that our mRNA delivery system is safe in a large animal study,” said Robert W. Overell, Ph.D., president and chief executive officer. “These data together with previously demonstrated efficacy in the mouse model increase our confidence in the safety and the therapeutic potential of our mRNA delivery technology and our lead program, PRX-OTC. We plan to complete IND-enabling studies in 2017 and initiate human studies of PRX-OTC in 2018 in OTC deficient patients.”

About PhaseRx

PhaseRx is a biopharmaceutical company dedicated to developing products for the treatment of children with inherited enzyme deficiencies in the liver using intracellular enzyme replacement therapy (i-ERT). PhaseRx’s initial product development focus is on urea cycle disorders, a group of rare genetic diseases that generally present before the age of twelve and are characterized by the body’s inability to remove ammonia from the blood with potentially devastating consequences for patients. The company’s i-ERT approach is enabled by its proprietary Hybrid mRNA TechnologyTM platform. PhaseRx is headquartered in Seattle. For more information, please visit www.phaserx.com.

Safe Harbor Statement

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the fact that the company has incurred significant losses since its inception and anticipates that it will continue to incur significant losses for the foreseeable future, (ii) the company being dependent on technologies it has licensed and that it may need to license in the future to develop its products, (iii) the fact that the company will need to raise substantial additional funding to bring its planned products through clinical trials, regulatory approval, manufacturing and marketing and to become profitable, (iv) the fact that the company’s Hybrid mRNA Technology has not previously been tested beyond company preclinical studies, and that mRNA-based drug development is unproven and may never lead to marketable products, (v) the fact that all of the company’s programs are in preclinical studies or early stage research, so the company cannot predict how these results will translate into results in humans, nor can it be certain that any company product candidates will receive regulatory approval or be commercialized, (vi) the fact that development of the company’s product candidates will be expensive and time-consuming, and if the development of company product candidates does not produce favorable results or is delayed, the company may be unable to commercialize these products, (vii) the company expecting to continue to incur significant research and development expenses, which may make it difficult to attain profitability, (viii) the company becoming dependent on collaborative arrangements with third parties for a substantial portion of its revenue, and its development and commercialization activities being delayed or reduced if it fails to initiate, negotiate or maintain successful collaborative arrangements, (ix) the company’s ability to adequately protect its proprietary technology from legal challenges, infringement or alternative technologies and (x) the biotechnology and pharmaceutical industries being intensely competitive, with competition from existing drugs, new treatment methods and new technologies that may prove to be more effective or marketable than the company’s products. More detailed information about the company and the risk factors that may affect the realization of forward looking statements is set forth in the company's filings with the Securities and Exchange Commission (SEC), including the company's prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the SEC on May 23, 2016. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contacts:

Company Contact:

Erin Cox

PhaseRx, Inc.

Director of Investor Relations

erin@phaserx.com

206.805.6306

Corporate Communications Contact:

Jason Spark

Canale Communications

Senior Vice President

jason@canalecomm.com

619-849-6005

Investor Contact:
Robert H. Uhl
Westwicke Partners, LLC
Managing Director
robert.uhl@westwicke.com
858.356.5932

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